Exhibit 99.1

For immediate release

November 1, 2018

AtriCure Reports Third Quarter 2018 Financial Results

•	Worldwide revenue of $49.9 million – an increase of 18.5% year over year
•	U.S. revenue of $39.8 million – an increase of 19.1% year over year
•	International revenue of $10.2 million – an increase of 16.2% year over year

MASON, Ohio, November 1, 2018 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced third quarter 2018 financial results.

“We are pleased with our third quarter performance and building track record of strong, consistent, revenue growth,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We remain confident that our focus on clinical data, education and innovation will continue to position the company for long term success.”

Third Quarter 2018 Financial Results

Revenue for the third quarter of 2018 was $49.9 million, an increase of $7.8 million or 18.5% (18.6% on a constant currency basis), compared to the third quarter of 2017. U.S. revenue increased 19.1% to $39.8 million, driven by increased sales of open-heart ablation products and appendage management products. International revenue was $10.2 million, an increase of $1.4 million or 16.2% (16.9% on a constant currency basis), compared to the third quarter of 2017, driven primarily by increased sales in European markets.

Gross profit for the third quarter of 2018 was $35.9 million compared to $30.9 million for the third quarter of 2017. Gross margin for the third quarter of 2018 decreased to 72.0% compared to 73.4% in the third quarter of 2017, driven primarily by a one-time charge for share-based compensation related to a retiring operations leader, as well as product mix.

Operating expenses for the third quarter of 2018 increased 11.2%, or $4.2 million, compared to the third quarter of 2017. The increase in operating expenses was primarily due to increased costs associated with personnel, as well as research and development project spend, partially offset by lower meeting and demonstration product costs, and an adjustment to contingent consideration.

Loss from operations for the third quarter of 2018 was $6.0 million, compared to a loss of $6.8 million for the third quarter of 2017. Net loss per share was $0.22 for both the third quarter of 2018 and 2017. The adjusted loss per share for the third quarter of 2018, which excludes the contingent consideration adjustment, was $0.24.

Adjusted EBITDA, a non-GAAP measure, was a loss of $0.5 million for the third quarter of 2018 and a loss of $1.0 million for the third quarter of 2017.  See reconciliation of GAAP results to non-GAAP results in the table accompanying this release.

2018 Financial Guidance

Revenue for 2018 is projected to be approximately $198 million to $201 million. Adjusted EBITDA, a non-GAAP measure, is now projected to be a loss in the range of $1.0 million to $3.0 million. Net loss per share is projected to be in the range of $0.69 to $0.74.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 1, 2018 to discuss its third quarter 2018 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 9799908. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide, with more than 150,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments to expenses related to the adjustment in value of the contingent consideration liability. Management believes this metric provides a better measure of comparability of results between periods, as such adjustments are not frequent in nature or similar in value, and can be significant.  A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade	Lynn Pieper Lewis
AtriCure, Inc.	Gilmartin Group
Senior Vice President and Chief Financial Officer	Investor Relations
(513) 755-4564	(415)937-5402
awade@atricure.com	lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
United States Revenue:
Open-heart ablation	$17,948	$15,351	$53,600	$47,846
Minimally invasive ablation	7,877	9,049	25,604	26,056
Appendage management	13,487	8,471	38,385	26,636
Total ablation and appendage management	39,312	32,871	117,589	100,538
Valve tools	452	523	1,445	1,658
Total United States	39,764	33,394	119,034	102,196
International Revenue:
Open-heart ablation	5,437	5,255	16,182	15,519
Minimally invasive ablation	2,355	1,766	6,807	5,859
Appendage management	2,318	1,653	6,540	4,825
Total ablation and appendage management	10,110	8,674	29,529	26,203
Valve tools	67	82	174	255
Total International	10,177	8,756	29,703	26,458
Total revenue	49,941	42,150	148,737	128,654
Cost of revenue	13,993	11,232	40,207	35,174
Gross profit	35,948	30,918	108,530	93,480
Operating expenses:
Research and development expenses	8,556	7,966	26,268	26,423
Selling, general and administrative expenses	33,440	29,799	96,782	89,901
Total operating expenses	41,996	37,765	123,050	116,324
Loss from operations	(6,048)	(6,847)	(14,520)	(22,844)
Other expense, net	(1,136)	(373)	(3,040)	(1,402)
Loss before income tax expense	(7,184)	(7,220)	(17,560)	(24,246)
Income tax expense	51	26	147	66
Net loss	$(7,235)	$(7,246)	$(17,707)	$(24,312)
Basic and diluted net loss per share	$(0.22)	$(0.22)	$(0.53)	$(0.75)
Weighted average shares used in computing net loss per share:
Basic and diluted	33,601	32,576	33,280	32,297

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$40,219	$34,451
Accounts receivable, net	23,290	23,083
Inventories	22,258	22,451
Other current assets	2,662	2,273
Total current assets	88,429	82,258
Property and equipment, net	27,964	28,749
Goodwill and intangible assets, net	154,995	156,021
Other noncurrent assets	574	676
Total assets	$271,962	$267,704
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$32,185	$31,342
Other current liabilities and current maturities of debt and capital leases	1,559	561
Total current liabilities	33,744	31,903
Capital leases	12,336	12,761
Long-term debt	38,554	24,100
Other noncurrent liabilities	23,560	37,774
Total liabilities	108,194	106,538
Stockholders' equity:
Common stock	36	35
Additional paid-in capital	407,442	386,963
Accumulated other comprehensive (loss) income	(136)	34
Accumulated deficit	(243,574)	(225,866)
Total stockholders' equity	163,768	161,166
Total liabilities and stockholders' equity	$271,962	$267,704

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(17,707)	$(24,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	11,666	10,947
Depreciation and amortization of intangible assets	6,531	6,857
Amortization of deferred financing costs	341	198
Loss on disposal of property and equipment	106	95
Realized loss (gain) from foreign exchange on intercompany transactions	94	(163)
(Accretion) amortization of investments	(121)	42
Change in allowance for doubtful accounts	419	(149)
Change in fair value of contingent consideration	(6,696)	—
Payment of contingent consideration in excess of purchase accounting amount	(96)	—
Changes in operating assets and liabilities
Accounts receivable	(727)	(1,030)
Inventories	110	(4,632)
Other current assets	(425)	477
Accounts payable and accrued liabilities	1,262	1,587
Other noncurrent assets and liabilities	87	(389)
Net cash used in operating activities	(5,156)	(10,472)
Cash flows from investing activities:
Purchases of available-for-sale securities	(29,995)	(12,769)
Sales and maturities of available-for-sale securities	20,539	20,600
Purchases of property and equipment	(5,128)	(5,135)
Proceeds from sale of property and equipment	6	—
Net cash (used in) provided by investing activities	(14,578)	2,696
Cash flows from financing activities:
Proceeds from debt borrowings	17,381	—
Payments on debt and capital leases	(1,608)	(365)
Payment of debt fees	(1,136)	(50)
Shares repurchased for payment of taxes on stock awards	(4,422)	(1,991)
Proceeds from exercise of stock options and employee stock purchase plan	6,957	5,375
Payment of contingent consideration amount established in purchase accounting	(1,125)	—
Net cash provided by financing activities	16,047	2,969
Effect of exchange rate changes on cash and cash equivalents	(123)	43
Net decrease in cash and cash equivalents	(3,810)	(4,764)
Cash and cash equivalents - beginning of period	21,809	24,208
Cash and cash equivalents - end of period	$17,999	$19,444

Supplemental cash flow information:
Cash paid for interest	$2,743	$1,497
Cash paid for income taxes	45	37
Non-cash investing and financing activities:
Accrued purchases of property and equipment	335	263
Assets acquired through capital lease	24	2
Share-settled portion of contingent consideration	6,279	—
Capital lease asset early termination	(6)	—

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss, as reported	$(7,235)	$(7,246)	$(17,707)	$(24,312)
Income tax expense	51	26	147	66
Other expense, net (a)	1,136	373	3,040	1,402
Depreciation and amortization expense	2,128	2,267	6,531	6,857
Share-based compensation expense	4,242	3,622	11,666	10,947
Change in fair value of contingent consideration	(780)	—	(6,696)	—
Non-GAAP adjusted (loss) (Adjusted EBITDA)	$(458)	$(958)	$(3,019)	$(5,040)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
(a) Other includes:
Net interest expense	$1,095	$518	$2,937	$1,534
Loss (gain) due to exchange rate fluctuation	41	(145)	103	(132)
Other expense, net	$1,136	$373	$3,040	$1,402

Reconciliation of Non-GAAP Loss Per Share (Adjusted LPS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss, as reported	$(7,235)	$(7,246)	$(17,707)	$(24,312)
Contingent consideration adjustment	(780)	—	(6,696)	—
Net Loss excluding contingent consideration adjustment	$(8,015)	$(7,246)	$(24,403)	$(24,312)
Basic and diluted adjusted net loss per share	$(0.24)	$(0.22)	$(0.73)	$(0.75)
Weighted average shares used in computing adjusted net loss per share:
Basic and diluted	33,601	32,576	33,280	32,297